Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of December 22, 2023, is by and among Alternus Clean Energy Inc. (the “Company”) and Taliesin Durant, (the “Executive”).

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Nature of Employment.

a.	Duties and Responsibilities. Executive shall serve as the Chief Legal Officer of the Company during the Term of this Agreement. Executive shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of the Chief Legal Officer, subject to the direction of the Company’s President and Chief Executive Officer (the ‘’Chief Executive Officer’’), and the Company’s Board of Directors (the “Board”). Executive shall report to the Chief Executive Officer. Executive shall be based in the Fort Mill, SC office subject to reasonable business travel in connection with the performance of Executive’s duties hereunder .

b.	Other Business Activities. Executive will devote her time, attention and best efforts to the Company’s business on a full-time basis. Notwithstanding the foregoing, and provided the Company’s Board of Directors approves, such approval not to be unreasonably withheld, Executive shall be entitled to (i) serve on the Board of Directors of other companies, and (ii) participate in other professional and business activities as Executive may elect from time to time, in her sole discretion, provided that such activities do not violate Section 4 of this Agreement.

2.	Compensation.

a.	Salary. During the Term (as defined below), Executive’s base salary shall be at an annual rate of one hundred ninety thousand dollars ($190,000), subject to normal withholding, and as such base salary may be adjusted from time to time by the Board (or an authorized committee thereof) in its sole discretion (the “Base Salary”). The Base Salary shall be paid by the Company in accordance with the Company’s payroll practices as in effect from time to time, which may be in substantially equal installments on a bi-monthly basis.

b.	Bonus. During the Term, Executive will be eligible to earn an annual cash bonus of up to 100% of Executive’s then-current Base Salary based on the level of achievement of specific performance targets for the applicable calendar year, with such performance targets to be defined with the mutual agreement of the Executive and the Company’s President and Chief Executive Officer, and subject to the approval of the Board (or an authorized committee thereof) prior to or as soon as reasonably practicable following the commencement of the applicable calendar year. The Bonus period will commence on January 1st of each applicable calendar year period. Any Bonus amount earned for each financial year will be payable on or before March 15 of the following year. Executive must be actively employed by the Company on the date such annual bonus is paid in order to be eligible to receive the annual bonus for any applicable calendar year.

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c.	Long-Term Incentive Compensation. During the Term, Executive will be eligible to be granted equity and/or equity-based awards under the Company’s long-term incentive compensation plan(s) (as in effect from time to time), in amounts and on terms as determined by the Board (or an authorized committee thereof) in its sole discretion.

d.	Vacation. During the Term, Executive shall be entitled to receive four weeks of paid vacation annually, to be taken in accordance with the Company’s vacation policy as in effect from time to time.. Executive may schedule her vacations at her discretion so long as the timing of such vacations does not interfere with her responsibilities to the Company. Executive shall also be entitled to five paid sick days annually, and paid US holidays as per the Company plan.

e.	Benefits. During the Term, Executive will be entitled to receive the Company’s benefits made available to other employees to the full extent of her eligibility. Subject to applicable eligibility criteria and terms and conditions of the applicable benefit plan, Executive shall be entitled to enroll in a medical, dental and vision insurance program, as well as a matching 401k retirement program on the first day of the month following the first thirty days of employment. Nothing herein shall require the Company to maintain any benefit plan, or shall preclude the Company from terminating or amending any benefit plan from time to time in its sole discretion.

f.	Expenses. During the Term, the Company shall reimburse Executive for all reasonable business-related expenses incurred by Executive in connection with her employment with the Company, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer executives of the Company.

g.	Vehicle Allowance. During the Term, Executive shall be entitled to receive from the Company a vehicle allowance of one thousand five hundred dollars ($1,500) per month. The Company shall impute taxes to Executive in respect of such vehicle allowance as the Company may determine to be necessary or advisable from time to time in its sole discretion.

h.	Performance and Compensation Review. The Board (or an authorized committee thereof) will review Executive’s performance on an annual basis. Adjustments to salary and other compensation may be made by the Board (or an authorized committee thereof) in its sole and absolute discretion, at that time.

3.	Term and Termination and Termination Payments.

a.	Term. This Agreement shall be effective as of December 22, 2023, and continue for a period of five (5) years (the ‘’Initial Term’’). After the Initial Term, the Agreement automatically renews annually for additional one (1)-year terms thereafter (together, the “Term”), unless not later than sixty (60) calendar days prior to the end of the then-applicable Term, either the Company or Executive, in such party’s sole discretion, shall elect that such extension shall not take effect and shall have given timely written notice of such election not to extend.

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b.	Termination.

i.	By Death. Executive's employment with the Company shall terminate automatically upon Executive's death. If Executive's employment is terminated by reason of Executive's death, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraph 3(d)(i) and 2(f) of this Agreement.

ii.	By Disability. The Company may terminate Executive's employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered "disabled" if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing her duties due to a mental or physical illness for a period of 180 days in the aggregate in any 12-month period. If Executive's employment is terminated by reason of Executive's disability, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraph 3(d)(i) and 2(f) of this Agreement.

iii.	For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence. If Executive's employment is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraphs 3(d)(i) and 2(f) of this Agreement.

iv.	Without Cause. If Executive's employment is terminated by the Company without Cause during the Term, the Company must give Executive two weeks prior written notice (which the Company may elect to shorten in its sole discretion provided that the Company pays Executive’s Base Salary through such notice period), and subject to Executive timely executing and not revoking a release of claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”), and the Company shall pay to the Executive a lump sum cash amount of severance pay equal to one year of Base Salary, payable in the Company’s first regular payroll period that follows the sixtieth (60th) day following the termination of Executive’s employment.

v.	Change in Control. A Change in Control means (i) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept, or (ii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

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If, at any time during the Term of this Agreement, the Company closes a Change in Control transaction, and, within the two year period immediately following such Change in Control transaction, either the Executive (i) resigns for Good Reason under Section 3(b)(vii), or (ii) is terminated without Cause under Section 3(b)(iv), then this Agreement will automatically terminate and, subject to Executive timely executing and not revoking a Release, the Company shall pay to the Executive a lump sum cash amount of severance pay equal to two years of Base Salary, payable in the Company’s first regular payroll period that follows the sixtieth (60th) day following the termination of Executive’s employment, and any unvested equity or equity-based awards shall automatically become fully vested (with any such awards subject to performance-based vesting to be determined based on actual performance through the date of termination, if applicable).

vi.	By Executive for any reason. If Executive terminates this Agreement for any reason during the Term other than Good Reason, Executive must give ninety (90) days prior written notice. If Executive terminates this Agreement for any reason other than for Good Reason, this Agreement shall terminate and the Company will have no further obligation to Executive, except as otherwise provided by law or by paragraphs 3(d)(i) and 2(f) of this Agreement.

vii.	By Executive for Good Reason. Executive may terminate this Agreement for Good Reason, at any time, by giving at advance written notice to Company no later than twenty (20) days after the condition giving rise to Good Reason first occurs, and provided that the Company has not cured the condition giving rise to Good Reason (if curable) within thirty (30) days of such written notice, and further provided that Executive terminates Executive’s employment no later than ninety (90) days after the condition giving rise to Good Reason first occurs. In the event of Executive's termination of Agreement for Good Reason, (A) Executive will be entitled to receive his salary then in effect, prorated to the date of termination, and (B) the Company shall pay to the Executive a lump sum cash amount of severance pay equal to one year of Base Salary, payable in the Company’s first regular payroll period that follows the sixtieth (60th) day following the termination of Executive’s employment, with respect to subclause (A) only , provided Executive: (a) complies with all surviving provisions of this Agreement as specified in Sections 5 - 7 below; and (b) timely executes and does not revoke a Release. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) Executive's position and/or duties are so materially modified that Executive's duties are no longer consistent with the duties contained in this Agreement; or (c) Executive no longer reports to the Chief Executive Officer.

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c.	Obligations of Executive on Termination.

i.	Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined in this Agreement, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

ii.	Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

iii.	Except as expressly set forth in Section 3(b), Executive acknowledges and agrees that all unvested Company equity or equity-based awards issued to the Executive as of the termination date shall automatically and without any action by any party be immediately forfeited and cancelled.

iv.	Executive acknowledges and agrees that Executive will comply with all of the surviving terms of this Agreement, specifically including, but not limited to, Sections 4 through 7 of this Agreement, unless this Agreement is terminated by the Company without cause or by the Executive for Good Reason, in which case Section 4 (Non-Compete) shall not apply.

d.	Obligations of the Company on Termination.

i.	For Any Reason. Upon termination of this Agreement for any reason, the Company's obligations to Executive under this Agreement shall include (a) the prorated payment of Executive's salary through the date of termination to the extent not paid by then; (b) other than in connection with a termination of Executive’s employment for Cause, the payment of earned and accrued bonus or incentive payments due Executive, if any, at the time of termination under any bonus or incentive plans in which Executive participated prior to termination; (c) the payment of any unused accrued vacation through the date of termination; and (d) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company's policies as set forth in paragraph 2.f. of this Agreement and that were not reimbursed by the Company at the time of the termination of this Agreement.

4.	Non-Compete. During the Non-Competition Period (as hereinafter defined), the Executive shall not in any manner, directly, including through entities controlled by such Executive (i) engage or participate in a business, or otherwise perform services for third parties which are competitive with those performed by the Company, or any parent, subsidiary or other affiliate of the Company (a “Company Affiliate”), with respect to a business (“Competitive Services”), or (ii) own or operate any business which engages or participates in the same or similar business or businesses conducted by the Company or Company Affiliate which performs Competitive Services. Executive shall be deemed to be engaged in the Business or performing Competitive Services if the Executive engages in such business or performs such services directly, whether for the Executive’s own account or for that of another person, firm or corporation, or whether as a stockholder, principal, partner, member, agent, investor, proprietor, director, officer, employee or consultant, except as an employee, director or consultant of the Company or a Company Affiliate; provided, however, that the Executive may hold an investment of no more than 5% of the equity securities of any publicly traded entity without violating this Agreement. For the purposes of this Agreement, the “Non-Competition Period” shall mean during the period of employment by the Company or any Company Affiliate and for a period of six months following the termination of Executive’s employment relationship with the Company, or any current or future Company Affiliate.

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5.	Non-Solicitation. During the Non-Solicitation Period (as hereinafter defined), Executive will not influence or attempt to influence customers of the Company or a Company Affiliate to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period (as hereinafter defined), the Executive shall not in any manner solicit or hire any employees or consultants of the Company, or any Company Affiliate, which shall include employees or consultants: (i) with continuing contracts with the Company or a Company Affiliate; (ii) retained, employed or engaged by the Company or a Company Affiliate but without continuing contracts; or (iii) whose contracts expire or otherwise terminate for any reason preceding or following the first day of the Non-Solicitation Period. During the Non-Solicitation Period, Executive will not influence or attempt to influence any customers or suppliers of the Company, or other third parties doing business with of the Company, to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period, Executive will not disrupt, damage, impair, or interfere with the business of the Company in any way. Executive further agrees not to make any negative or disparaging statements about the Company, its affiliates, employees or representatives to any third party. For the purposes of this Agreement, the “Non-Solicitation Period” shall mean during the period of employment by the Company or any Company Affiliate and for a period of two (2) years following the termination of the Executive’s employment or consultant relationship with the Company, or any current or future Company Affiliate.

6.	Confidential Information. Executive acknowledges and agree that her employment with Company is conditioned upon the execution of a separate Confidentiality Agreement in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”) which prohibits the unauthorized use or disclosure of Company’s confidential information. Executive agrees that she will comply with the provisions of that Confidentiality Agreement. Executive further agrees that Company may change or amend its Confidentiality Agreement from time to time in its discretion. Executive agrees to sign any amended Confidentiality Agreement(s) which may be issued by Company as a condition of her continued employment with Company.

7.	Covenant to Report; Ownership of Trade Secrets and other Intellectual Property.

a.	All written materials, records and documents made by the Executive or coming into her possession during the course of her employment by Company concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of her employment or upon the request of the Company, the Executive shall promptly deliver the same to the Company.

b.	Executive agrees that any trade secret, invention, improvement, patent, patent application, or writing, and any program, system, or novel technique, whether or not capable of being trademarked, copyrighted or patented), obtained by Executive in the course of employment with the Company, and relating to the business, property, methods or customers of the Company, shall be and become the property of the Company, and Executive hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Executive agrees to give the Company prompt written notice of her acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique and to execute such instruments or transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectable rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

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8.	Arbitration:

a.	Arbitrable Claims. The following claims are covered by this arbitration provision (“Arbitrable Claims”): any and all claims for wages or other compensation; any and all contract or tort claims; any and all claims arising from or related to your employment or the termination of your employment with Company; and any and all claims for discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic. You and Company agree to settle by final and binding arbitration all such Arbitrable Claims that Company may have against you or that you may have against Company or against any of its related entities, or against any then current or former officer, director, employee or agent of Company, in their capacity as such or otherwise. If this arbitration provision is held to be void or unenforceable with respect to a particular claim or class of claims, that fact shall not affect the validity or enforceability of the arbitration provisions with respect to any other claim or class of claims. YOU AND COMPANY ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU AND COMPANY HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

b.	Procedure. All Arbitrable Claims shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made. Such arbitration shall be filed with the AAA and shall be heard in South Carolina. The arbitrator shall apply, as applicable, federal or South Carolina substantive law and law of remedies. South Carolina Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Either you or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.

9.	No Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or delegate any responsibilities hereunder without the prior written consent of the Company.

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10.	Waiver or Modification. No provision of this Agreement may be modified, amended, or waived unless in writing and signed by you and Company. A waiver of any one provision shall not be deemed to be a waiver of any other provision.

11.	Compliance with Code Section 409A.

a.	Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, Executive’s employment will be deemed to have terminated on the date of Executive “separation from service” (within the meaning of Treas. Reg. Section 1.409A 1(h)) with Company.

b.	It is intended that this Agreement will comply with or be exempt from Section 409A to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.

c.	For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

d.	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a “specified Executive” (as defined under Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A 3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

i.	if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

ii.	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six months immediately following Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

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This Section 14(d) should not be construed to prevent the application of Treas. Reg § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

12.	Golden Parachute Limitation. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the Parties agree will not include any portion of payments allocated to the non-competition and non-solicitation provisions of Section 9) that are classified as payments of reasonable compensation for purposes of Section 280G of the Code, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis. All calculations required to be made under this subsection will be made by the Company’s independent public accountants, subject to the right of Executive’s professional advisors to review the same. The Parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

13.	Exceptions. Notwithstanding anything in this Agreement, nothing contained in this Agreement shall prohibit either Party (or either Party’s attorney(s)) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the National Labor Relations Board or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding and/or (c) receiving an award for information provided to any governmental agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement shall prevent the Executive from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful or (ii) exercising any rights Executive may have under Section 7 of the National Labor Relations Act.

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14.	Survival. It is the express intention and agreement of the parties hereto that the provisions of this Agreement that are intended to survive the ending of your employment shall survive the ending of your employment.

15.	Severability. Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

16.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of South Carolina.

17.	Entire Agreement. This Agreement and the Confidentiality Agreement which you will be required to sign as a condition of your employment constitute the complete understanding between you and Company concerning the terms of your employment. All prior representations, agreements, arrangements and understandings between or among you and representatives of Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

18.	Executive acknowledges that he has read and understands this Agreement, and agrees that he has freely and voluntarily entered into this Agreement without duress or undue influence imposed on her of any kind.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement by their duly authorized representatives on the dates set forth below.

AGREED:

ALTERNUS CLEAN ENERGY INC.		EXECUTIVE:

By:	/s/ Vincent Browne	By:	/s/ Taliesin Durant

Name:	Vincent Browne	Name:	Taliesin Durant

Title:	Director

Date:		Date:

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